[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Exhibit 10.1

MASTER AGREEMENT
This MASTER AGREEMENT (hereinafter referred to as “Master Agreement”) is made as of July 4, 2022 (“Effective Date”), between Aurora Flight Sciences Corporation (hereinafter “AFS”), a Delaware corporation and wholly owned subsidiary of The Boeing Company, having a place of business at 9950 Wakeman Drive, Manassas, VA 20110, and Virgin Galactic, LLC, a direct wholly-owned subsidiary of Virgin Galactic Holdings, Inc. (hereinafter “VG”), a Delaware limited liability company, having a place of business at 16555 Spaceship Landing Way, Mojave, CA, 93501. VG and AFS are collectively referred to as “Parties” and individually as the “Party”.

WHEREAS, VG is the designer and the manufacturer of mothership carrier/launch aircraft and space tourism vehicles;

WHEREAS, AFS is recognized as a leader in engineering services and manufacturing relating to aerospace systems;

WHEREAS, each Party possesses unique and complementary technical capabilities and know-how relating to aerospace hardware and controls and wish to work together for the design and manufacture of VG’s “Mothership” carrier/launch aircraft (the “Program”);

WHEREAS, VG desires to license certain background intellectual property to AFS in connection with the Program, to exercise design authority over the Program, and to obtain the airworthiness certificate for each aircraft manufactured under the Program; and

WHEREAS, the Parties wish to enter into an agreement covering the terms and conditions under which VG will purchase, and AFS will sell, the goods and services in support of the Program.

IN CONSIDERATION OF the promises, mutual covenants, and agreements herein contained, the Parties hereby agree as follows:

1.DEFINITIONS
1.When used in this Agreement and any Task Order issued under it, terms shall have the meaning defined in Exhibit A (Definitions). Additional definitions may be provided in other Articles (such as, but not limited to, Article 4 (Payments), Article 5 (Incentives), Article 14 (Insurance), and Article 17 (Excusable Delay)). Additional definitions may also be provided in Task Orders, but such definitions provided in Task Orders shall only apply to that specific Task Order.
2.STRUCTURE OF AGREEMENT
1.AFS will perform the work set forth in multiple task orders (each a “Task Order”) to be mutually agreed by the Parties and issued subject to the terms of this Master Agreement and executed by the Parties. Each Task Order will become effective only upon written execution by both Parties. The Task Orders will each contain a Statement of Work setting forth the schedule and Deliverables for such Task Order and additional exhibits or attachments as applicable to the scope of such Task Order. The Task Orders will each also contain the criterion or criteria for Acceptance of Deliverables. The form of Task Order to be used by the Parties is set forth in Exhibit J (Task Order Form).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
2.This Master Agreement contains the following exhibits, each of which is hereby incorporated by reference into the Master Agreement:
i.Exhibit A – Definitions: This Exhibit contains a list of the defined terms used in the Agreement.
ii.Exhibit B – Program Overview: This Exhibit contains an overview of the objectives and nominal schedule of the Program as of the Effective Date. The Parties acknowledge and agree that the Program Overview may be updated from time to time in accordance with Article 23 (Changes), but that in between such updates, aspects of the Program may be changed in accordance with the procedures set forth in Exhibit C (Governance), such that Exhibit B (Program Overview) may at times become out of date.
iii.Exhibit C – Governance: This Exhibit contains the plan for managing the Program as between the Parties, including roles, responsibilities, decision-making processes, and periodic reviews. This Exhibit also describes the process by which VG will exercise its Design Authority responsibilities (including but not limited to giving its approval (“Approval” or, where used a verb, “Approves”) of work subject to Design Authority) and the process by which VG will indicate in writing its acceptance (“Acceptance” or, where used a verb, “Accepts”) of Deliverables and of the Aircraft. Without limiting any other obligations of either Party under the Agreement, the Parties acknowledge and agree that the Program will be managed in accordance with Exhibit C (Governance).
iv.Exhibit C-1 – Governing Documents: This exhibit contains a list, brief description, associated lifecycle review (target draft and release), Deliverable status of the Governing Documents (both anticipated and Approved) that AFS creates and VG Approves as the Design Authority. These documents will be used to perform and govern the work as defined within Task Orders.
v.Exhibit D – Responsibility Matrix: This Exhibit contains a description of the respective financial and programmatic responsibilities of the Parties relating to their performance obligations under the Agreement, including without limitation a description of any Buyer-Furnished Equipment to be provided by VG.
vi.Exhibit E – Background IP Schedule: This Exhibit contains a list of Background Intellectual Property licensed to VG by AFS and its Affiliates, Subcontractors, and Suppliers in accordance with Article 7 (Intellectual Property Rights).
vii.Exhibit F –Property Management System Plan: This Exhibit identifies the policies and procedures that AFS will use to manage any equipment, non-consumable material, and/or tooling provided by VG for AFS’s use under the Agreement, or as a component to be incorporated into an Aircraft.
viii.Exhibit G – Inventory of Buyer-Furnished Equipment, Non-Consumable Material and Tooling: This Exhibit contains an inventory of any equipment, non-consumable material, and/or tooling provided by VG for AFS’s use under the Agreement, or as a component to be incorporated into an Aircraft.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
ix.Exhibit H – Subcontract Management Plan: This Exhibit identifies the policies and procedures that AFS will use to manage the effort of any Subcontractor performing work in connection with the Agreement.
x.Exhibit I – List of Subcontractors: This Exhibit contains a list of Subcontractors for which AFS has provided notification and to which VG has approved pursuant to Article 12 (Suppliers and Subcontractors) of this Master Agreement.
xi.Exhibit J – Task Order Form: This Exhibit contains an example of an acceptable format to be used for each Task Order, including the relevant exhibits and attachments that should be included in each Task Order.
3.TERM
a.This Agreement will commence on the Effective Date, and unless earlier terminated in accordance with this Master Agreement or applicable law, will continue in effect until the later of (i) five (5) years or (ii) the completion of all work under any Task Order(s) entered into under this Master Agreement.

b.VG and AFS may terminate part or all of the Master Agreement or any Task Order by mutual agreement executed by both Parties.

4.PAYMENT
1.For Time and Material Task Orders Only:
i.AFS shall submit invoices monthly in arrears no later than the 15th of each month. Payment terms shall be net [***] to be measured from the date that AFS submits an invoice.
ii.AFS will invoice and be paid for actual hours charged at labor rates established in the Task Order. These labor rates will be established for the purpose of administering the Task Order and do not signify acceptance by either Party for any other purpose.
iii.AFS will invoice and be paid for actual non-labor costs, including, but not limited to Subcontractors, material, purchased services, rentals, and travel-related expenses, with a mark-up established in the Task Order. This mark-up will be established for the purpose of administering the Task Order and does not signify acceptance by either Party for any other purpose.
iv.Invoices will provide the level of visibility for VG to manage the Task Order. Labor hours will be provided by labor category at the Work Breakdown Structure level appropriate for the size and complexity of the Task Order such that VG may monitor actual hours expended relative to plan. Labor hours will not be made available by individual or at a level of detail where the hours of a specific individual are discernible. Material charges will be broken down into the following items: Subcontractors, material, purchased services, rentals, and travel. Upon request by VG, AFS will provide further detail so VG may monitor actual Charges relative to plan.
2.For Fixed Price Task Orders Only:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
v.AFS shall submit invoices upon completion of milestones set forth in the Payment Milestone Schedules of Task Orders. These “Payment Milestone Schedules” will identify the planned completion date, amount, completion criteria which may be based upon Acceptance of Deliverables or other objective basis of work accomplished, and the amount to be paid. Payment terms shall be net [***] to be measured from the date AFS submits an invoice.
vi.The Parties will establish Payment Milestone Schedules for Task Orders that will enable AFS to invoice and be paid for work as it progresses during Task Order performance.
3.For All Task Orders
vii.Invoices will be sent electronically to: [***].
viii.VG will make payment to AFS within forty-five (45) calendar days from the date AFS submits an invoice. All payments shall be in United States Dollars, electronic, and routed to:
[***]
ix.Invoices and payments will make reference to or otherwise contain the purchase order or other contract reference number agreed to between the Parties to identify this Master Agreement and the Task Order.
x.VG will not be permitted to inspect, audit, examine, or otherwise have access to AFS’s financial records.
xi.In the event any invoiced amounts are not paid within [***] calendar days of submittal, AFS may, at its sole discretion, suspend performance under this Agreement until the past due amounts are made current under the terms of this Agreement.
xii.Unless otherwise stated in a Task Order, all payments, prices, fixed or otherwise, sums are exclusive of any and all sales and use taxes, value added taxes, goods and services taxes, taxes levied upon importation, such as customs duties, excises, or any other taxes (“Taxes”) levied in regard of any of the transactions covered by this Agreement.

xiii.The prices listed in Task Orders are in United States (U.S.) Dollars. Prices shall not be subject to economic price adjustment unless specifically permitted in a Task Order.

xiv.When invoicing, AFS shall, to the extent practical: (i) include amounts of Taxes or specific fees AFS is required by applicable law to add-on to the sales price and collect from VG or otherwise is legally due from VG and (ii) separately state each of the Taxes.

xv.AFS is solely responsible for invoicing and remitting Taxes as required by applicable law to collect from VG under the Agreement to the proper tax authority. Any penalties, fees, or interest charges imposed by a tax authority or other authority as the result of non-payment of Taxes collected by AFS from VG will be AFS’s responsibility. VG is responsible for informing and

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
providing supporting information of applicable exemptions. VG is not responsible for any Taxes based on AFS’s income, payroll, or gross receipts.
5.INCENTIVES
1.Each Task Order shall contain an incentive plan set forth in Attachment 5 (Incentive Plan) of the Task Order that will contain one or more of the following elements. Each of these elements is subject to change in accordance with Article 23 (Changes), or due to Excusable Delay in accordance with Article 17 (Excusable Delay).
2.Cost Incentive
a.For any T&M Task Order designated as containing a “Cost Incentive,” Attachment 5 (Incentive Plan) of the Task Order will establish the following factors:
i.“Target Price” is the dollar value established for a Task Order that is used in the computation of any Savings Incentive earned by AFS or discount to be applied to Charges invoiced by AFS to VG. An original Target Price is established at the time the Parties enter into a Task Order. The Target Price will be adjusted as appropriate due to Changes in accordance with Article 23 (Changes), including but not limited to the realization of risks not included in the original Target Price. The Target Price may be less than, equal to, or greater than the NTE for a T&M Task Order since the Target Price is used to compute the Savings Incentive or discount rather than the maximum Charges.
ii.“Initial Discount” is a percentage that represents the discount to be applied by AFS to any Charges invoiced by AFS to VG in excess of the Target Price.
iii.“Additional Discount Threshold” is the dollar amount above which the Additional Discount will apply.
iv.“Additional Discount” is a percentage that represents the discount to be applied by AFS to any Charges invoiced by AFS to VG in excess of the Additional Discount Threshold.
v.“Savings Incentive” is a percentage that represents the amount of any cost savings below the Target Price that AFS will be paid by VG.
a.Cost Incentives shall be applicable only to T&M Task Orders.
b.For any Task Order containing a Cost Incentive, if the Charges for such Task Order exceed the Target Price, AFS shall apply the Initial Discount to any invoiced amount in excess of the Target Price. For the avoidance of doubt, if the Target Price is exceeded in an invoice, then AFS will apply the Initial Discount only to the portion of that invoice that exceeds the Target Price and then to all subsequent invoices for that Task Order.
c.If further Charges on a Task Order containing a Cost Incentive exceed the Additional Discount Threshold, AFS shall apply both the Initial Discount and

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
the Additional Discount to any invoiced amount in excess of the Additional Discount Threshold. For the avoidance of doubt, (i) the Additional Discount is additive to the Initial Discount, such that the Initial Discount and the Additional Discount shall both apply to any Charges in excess of the Additional Threshold Discount, and (ii) if the Additional Discount Threshold is exceeded in an invoice, then AFS will apply the Additional Discount only to the portion of that invoice that exceed the Additional Discount Threshold and then to all subsequent invoices for that Task Order.
d.If the total Charges for all work completed on any Task Order containing a Cost Incentive are less than the Target Price, VG will pay to AFS the amount calculated by multiplying the Savings Incentive by the difference between the total Charges for all work completed under such Task Order and the Target Price. This amount will be payable by VG upon completion of the Task Order in accordance with Article 4 (Payments).
3.Schedule Incentive
a.For any Task Order designated as containing a “Schedule Incentive,” Attachment 5 (Incentive Plan) of the Task Order will establish the following factors:
i.“Completion Date” is the date that the Parties have agreed is the last date of the period of performance of a Task Order.
ii.“Target Date” is the date established for a Task Order that is used in the computation of any Schedule Incentive earned by AFS. An original Target Date is established at the time the Parties enter into a Task Order. The Target Date will be adjusted as appropriate due to Changes in accordance with Article 23 (Changes), including but not limited to the realization of risks not included in the original Target Price, and Excusable Delays in accordance with Article 17 (Excusable Delays). The Target Date may be earlier than, the same as, or later than the Completion Date since the Completion Date is used to determine whether the Schedule Incentive is earned. For the avoidance of doubt, the Target Date may the date for a significant Deliverable or milestone; the Target Date need not be completion of the Task Order.
iii.“AFS Contribution” is the dollar amount or percentage (as indicated in Attachment 5 (Incentive Plan) to Task Orders) that VG will withhold from each invoice payable for such Task Order as a contribution to the Schedule Incentive Pool (as defined below).
iv.“VG Contribution” means the dollar amount or percentage (as indicated in Attachment 5 (Incentive Plan) to Task Orders) that VG will contribute to the Schedule Incentive Pool (as defined below).
v.“Target Aircraft Acceptance Date” means the date anticipated for Acceptance of the first Accepted Aircraft and will be used to determine the eligibility of payment of the “Program Schedule Risk Pool” (as defined below).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
e.For each invoice under a Task Order containing a Schedule Incentive, VG will withhold payment for such invoice in the amount of the AFS Contribution. VG will add each AFS Contribution and VG Contribution to a “Schedule Incentive Pool,” which is the sum of AFS Contributions and VG Contributions applicable to such Task Order.
f.If substantially all work under a Task Order containing a Schedule Incentive is completed on or before the Target Date, AFS shall be deemed to have earned the Schedule Incentive Pool applicable to such Task Order. For purposes of this Article 5 (Incentives), work on a Task Order is “substantially” complete when no Class 1 action items remain to be dispositioned pursuant to Section 1.2.1.3 (Conditions of Acceptance) of Exhibit C (Governance) under the final milestone listed in Attachment 6 (Milestone Schedule) of such Task Order, or in the case of Task Order 5, upon Acceptance of the first Accepted Aircraft. Any earned Schedule Incentive for completed Task Order(s) will be payable by VG in accordance with Article 4 (Payments).
g.If substantially all work under a Task Order containing a Schedule Incentive is completed between one (1) and [***] calendar days of the Target Date, AFS shall be deemed to have earned fifty percent (50%) of the Schedule Incentive Pool applicable to such Task Order. The amount of the Schedule Incentive Pool will be payable by VG in accordance with Article 4 (Payments). The unearned portion of the AFS Contributions under such Task Order will be added to the “Program Schedule Risk Pool.” VG shall be entitled to retain the unearned portion of the VG Contributions, and AFS hereby waives any claim to receive the unearned portion of the VG Contributions under such Task Order.
h.If substantially all work under a Task Order containing a Schedule Incentive is completed more than [***] calendar days after the Target Date, the Schedule Incentive Pool applicable to such Task Order will be added to a “Program Schedule Risk Pool.”
i.If Acceptance of the first Accepted Aircraft occurs on or before the date for such event set forth in Attachment 5 (Incentive Plan) of the Task Order most recently executed or modified by the Parties (“Target Aircraft Acceptance Date”), the full amount of the “Program Schedule Risk Pool” will be payable by VG upon Acceptance of the first Accepted Aircraft in accordance with Article 4 (Payments). The Target Aircraft Acceptance Date is subject to change in accordance with Article 23 (Changes), or due to Excusable Delay in accordance with Article 17 (Excusable Delay).
j.If Acceptance of the first Accepted Aircraft occurs on after the Target Aircraft Acceptance Date, VG shall be entitled to retain the entire Program Schedule Risk Pool, and AFS hereby waives any claim to receive any portion of the Program Schedule Risk Pool.
k.For any FP Task Order(s) relating to any Aircraft subsequent to the first Accepted Aircraft, the Schedule Incentive mechanism described above shall apply, except that no Program Schedule Risk Pool will be created, and AFS’s eligibility to receive the Schedule Incentive for each such Task Order shall be determined as of the completion of the work under such Task Order.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
l.The Parties agree that each Task Order except Task Order 1 shall contain a Schedule Incentive and that no Schedule Incentive shall apply to Task Order 1.
4.Performance Incentive
b.For Task Orders 2 and 5, a “Performance Incentive” described in Attachment 5 (Incentive Plan) of the Task Order will establish the following factors:
i.“Measured Value” means the value of each of the Performance Criteria as derived using the Measurement Methodology.
ii.“Performance Criterion” or “Performance Criteria” is one or more technical performance parameters for the performance of the first Accepted Aircraft.
iii.“Measurement Methodology” is the methodology by which each Measured Value will be compared to the applicable Threshold Value and Objective Value. For the avoidance of doubt, the Measurement Methodology for Task Order 5 will be based on measurements taken during the mated flight test portion of the space flight system (SFS) flight test program to be performed by VG of the first Accepted Aircraft.
iv.“Threshold Value” is the minimum acceptable value for each of the Performance Criteria.
v.“Objective Value” is the desired value for each of the Performance Criteria.
vi.“Performance Incentive Amount” is the total dollar value that is potentially payable for the Performance Incentive under an applicable Task Order. The Performance Incentive Amount is in addition to any Charges due under such Task Order.
vii.“Weighting Factor” is the portion of the Performance Incentive Amount that is attributable each of the Performance Criteria to be used in the calculation of final amount of the Performance Incentive payable to AFS under an applicable Task Order.
m.For each of Task Orders 2 and 5, the Measurement Methodology will be applied to each of the Performance Criteria to determine the Measured Value.
n.For each of the Performance Criteria for which the Measured Value exceeds the Threshold Value, VG will calculate the portion of the Performance Incentive Amount payable to AFS by multiplying the Weighting Factor applicable to each of the Performance Criteria by the amount by which Measured Value exceeds the Threshold Value.
o.If the Measured Value for any of the Performance Criteria exceeds the applicable Objective Value, VG will calculate the portion of the Performance Incentive Amount payable to AFS in connection with that Performance Criterion by multiplying the Weighting Factor applicable to such Performance

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Criterion by the Performance Incentive Amount. For the avoidance of doubt, in no event shall (i) the measurement of the Measured Value of any of the Performance Criteria in excess of the applicable Objective Value increase the amount that AFS is eligible to receive with respect to any other Performance Criterion, or (ii) the total amount payable under the Performance Incentive for a Task Order exceed the Performance Incentive Amount applicable to such Task Order.
p.If the Measured Value for any Performance Criterion as measured after Task Order 2 exceeds the Measured Value for such Performance Criterion as measured after Task Order 5, the Performance Incentive applicable to Task Order 2 shall be calculated using the Measured Value as measured after Task Order 5.
q.If one or more of the Performance Criteria do not meet or exceed the applicable Threshold Value, AFS will not be eligible for the portion of the Performance Incentive Amount attributable to such Performance Criterion, as determined by the applicable Weighting Factor.
r.Upon completion by VG of the Performance Incentive calculation described above, the portion of the Performance Incentive Amount earned by AFS will be payable by VG in accordance with Article 4 (Payments) after the first Accepted Aircraft Enters Commercial Revenue Service. If VG fails to take measurements within six (6) months after Acceptance of the first Accepted Aircraft, Aurora will be entitled to full payment for any Performance Incentive earned in connection with Task Order 2. VG shall be entitled to retain any portion of the Performance Incentive Amount not earned by AFS under a Task Order.

6.WARRANTIES
1.Design Data

1.AFS warrants Design Data Deliverables and mutually agreed changes thereto in accordance with Article 23 (Changes) at the time of Acceptance, [***].

2.The warranty period for Design Data begins upon [***].

3.VG’s remedy is limited to [***].

2.Hardware Items

1.AFS warrants Hardware Item Deliverables are manufactured [***].

2.The warranty period for Hardware Items and installation begins [***].

3.VG’s remedy is limited to [***].

4.The warranty period for a Hardware Item [***].

3.Additional Warranty Terms

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
1.The warranties set forth in Paragraphs A and B of this Article 6 (Warranties) do not apply to [***].

2.AFS will [***].

3.The warranties set forth in Paragraphs A, B, and C, Section 2 of this Article 6 (Warranties) are void if [***].

4.VG warrants that it is [***].

7.INTELLECTUAL PROPERTY RIGHTS
1.Each Party retains its existing rights in its own Background Intellectual Property.
2.Notwithstanding VG’s obligations [***].
3.AFS Background IP License
c.AFS shall identify [***].
d.Each grant will be recorded [***].
e.The Parties’ Program Directors shall [***].
f.AFS shall cause any Deliverable containing AFS Background IP or the Background Intellectual Property of any third party to [***].
4.Subcontractor Background Intellectual Property License
a.For any Background Intellectual Property belonging to a Subcontractor [***].
b.[***].
5.Supplier Background Intellectual Property License
a.To the extent applicable, AFS shall obtain from any Supplier [***].
b.[***].
6.During the course of the Agreement, AFS shall [***].
7.VG hereby grants to AFS [***].
8.[***].
8.PROPRIETARY INFORMATION
1.Unless the Receiving Party has received the Disclosing Party’s express written consent to the contrary, and except for rights granted under Article 7 (Intellectual Property Rights), the Receiving Party shall:
a.use the Proprietary Information solely for the purposes of performing its obligations under this Agreement (it being understood and agreed that either Party may not use the other Party’s Proprietary Information for other purposes

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
including, without limitation, designing, manufacturing, selling, servicing or repairing equipment for entities other than itself or its Affiliates; providing services to other entities; or obtaining any government or third-party approvals to do any of the foregoing);
b.safeguard the Proprietary Information to prevent its disclosure to or use by third parties;
c.except as provided in Paragraph B of this Article 8 (Proprietary Information), not disclose the Proprietary Information to any third party; and
d.not reverse engineer, disassemble, or decompile the Proprietary Information.
2.The Receiving Party may disclose the Disclosing Party’s Proprietary Information to the Receiving Party’s officers, directors, employees, contract workers, consultants, agents, Affiliates, Subcontractors, or Suppliers who have a need to know such Proprietary Information for the purposes of performing the Receiving Party’s obligations under this Agreement and who have a binding written or ethical obligation to treat such information in a manner consistent with the terms of this Article 8 (Proprietary Information).
3.This Article shall not restrict the Receiving Party from using or disclosing any information that, as proven by written contemporaneous records kept in the ordinary course of business: (i) is or may hereafter be in the public domain through no improper act or omission of the Receiving Party or a third party; (ii) is received by the Receiving Party without restriction as to disclosure from a third party having a right to disclose it; (iii) was known to the Receiving Party on a non-confidential basis prior to the disclosure by the Disclosing Party; or (iv) was independently developed by employees of the Receiving Party who did not have access to any of the Disclosing Party’s Proprietary Information.
4.If Proprietary Information is required to be disclosed pursuant to judicial process, the Receiving Party shall promptly provide notice of such process to the Disclosing Party and, upon request and at the Disclosing Party’s expense, shall fully cooperate with the Disclosing Party in seeking a protective order or otherwise contesting such a disclosure. Disclosure of such requested Proprietary Information shall not be deemed a breach of this Article 8 (Proprietary Information).
5.Obligations in this Article 8 (Proprietary Information) regarding Proprietary Information shall continue until such time as all Proprietary Information is publicly known and generally available through no improper act or omission of a Party or any third party. This Article 8 (Proprietary Information) shall survive termination or expiration of the Agreement.
6.Unless required otherwise by law, the Receiving Party shall promptly return, or otherwise destroy, Proprietary Information as the Disclosing Party may direct. Absent contrary instructions, the Receiving Party shall destroy all Proprietary Information one (1) year after termination or expiration of the Agreement. The Receiving Party may retain one copy for its archival records and dispute resolution purposes. Notwithstanding this Paragraph F of Article 8 (Proprietary Information), the Receiving Party shall not be obligated to return or destroy Proprietary Information of that is stored on the Receiving Party’s normal

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
computer backup system, provided that the Receiving Party does not have routine access to such Proprietary Information and that the restrictions under this Article 8 (Proprietary Information) shall continue to apply for so long as such Proprietary Information is retained by the Receiving Party.
7.Except for AFS Proprietary Information, Background Intellectual Property and third-party Intellectual Property, AFS agrees to cause any Deliverables delivered by AFS regardless of form (including, for example, electronic, magnetic and optical media), containing or derived in whole or in part from Proprietary Information to bear the following legend:
This document contains the property of Virgin Galactic, LLC. You may not possess, use, copy or disclose this document or any information in it for any purpose without express written permission from Virgin Galactic.
8.Without obtaining the owning party’s written consent, the other party shall make no further use, either directly or indirectly for any third parties, of any data or any information derived from any Proprietary Information.
9.If VG furnishes sample products, equipment, or other objects or material to AFS, the items so received shall be used and the information obtained from said items shall be treated as if they were VG’s Proprietary Information.
9.ON-SITE AND REMOTE SUPPORT
a.During the Term, AFS shall provide the following for a reasonable number (approximately [***]) of VG personnel designated by VG to perform work at AFS facilities, as well as VG personnel temporarily visiting AFS facilities from time to time:

1.space sufficient to permit the designated VG personnel to collaborate effectively with their counterparts at AFS;

2.access for the designated VG personnel to enter and exit any AFS facility during normal business hours where work is being performed under the Agreement;

3.permission and support for the designated VG personnel to use electronic equipment, including phones and laptops, required for them to perform necessary tasks; and

4.access to AFS information technology resources and applications necessary for VG to perform its Design Authority responsibilities, as defined in Exhibit C (Governance).

b.All of the above must be provided to VG’s reasonable satisfaction.

10.KEY PERSONNEL
a.Task Orders may designate Key Personnel of the Parties. Either Party may replace its Key Personnel after notifying the other Party of the change. The Parties will endeavor to minimize any adverse impact of replacement through communication and coordination. To the extent reasonably practicable, AFS shall

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
provide advance notice to VG of any transfer, replacement, or termination of Key Personnel and shall provide VG with a written mitigation plan describing the efforts AFS will take to reduce the impact of such action.

11.BUYER-FURNISHED PROPERTY
1.VG will provide “Buyer-Furnished Property” (as further described in this Article 11 (Buyer-Furnished Property)) identified in Task Orders to AFS for AFS’s use in the performance of Task Orders under this Agreement. VG’s failure to provide Buyer-Furnished Property in useable condition by the dates requested by AFS may adversely impact AFS’ performance of Task Orders. AFS shall only use Buyer-Furnished Property in the performance of work under this Agreement unless alternate use is authorized in writing by VG.

2.Buyer-Furnished Property may take various forms, including (i) data; (ii) material to be consumed in the manufacture of components, sub-assemblies, assemblies, or Aircraft; (iii) material or equipment incorporated in a component, sub-assembly, assembly, or Aircraft; (iv) tooling, equipment, and facilities used in the manufacture, assembly, integration, or test of a component, sub-assembly, assembly, or Aircraft; and (v) a Deliverable previously provided by AFS under the same or different Task Order.

3.AFS shall preserve any markings VG may have affixed identifying the Buyer-Furnished Property as owned by VG. AFS will ensure VG’s title to such property remains free and clear of encumbrances.

4.AFS shall manage all non-consumable material, equipment, and tooling furnished by VG, and such management shall be in accordance Exhibit F (Property Management System Plan).

5.AFS shall, at its sole discretion, be responsible for the cost of repairing, replacing, or reimbursing VG for the value of Buyer-Furnished Property lost or damaged due to AFS’ negligence or misconduct while in its custody and under its control excluding normal wear and tear. For purposes of calculating value in the preceding sentence, (i) for new Buyer-Furnished Property, the replacement value will be used, which is computed using the current cost of the item; and (ii) for used Buyer-Furnished Property, the net book value will be used, which is computed using the original cost of the item less accumulated depreciation. VG shall be responsible for the cost of scheduled maintenance, including calibration, of all Buyer-Furnished Property provided for AFS’ use.

6.VG shall be responsible for informing AFS of safety issues or concerns with normal use or operation of the Buyer-Furnished Property, including providing Material Safety Data Sheets for material and proper instruction for the use of equipment. AFS is responsible for ensuring its personnel using the Buyer-Furnished Property have the knowledge and skill to do so in a safe and professional manner. AFS is responsible for personal injuries and property damage which may arise from AFS’ use of the Buyer-Furnished Property to the extent such personal injury or property damage is the result of negligence or misconduct of AFS.

7.A list of non-consumable material, equipment, and tooling furnished by VG is previously provided to AFS and under AFS control is provided in Exhibit G

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
(Inventory of Buyer-Furnished Equipment, Non-Consumable Material and Tooling). AFS shall maintain an updated list reflecting any additions, deletions and change in location. AFS shall provide a copy upon request of the VG Authorized Representative.

12.SUPPLIERS AND SUBCONTRACTORS
1.AFS will manage Suppliers in accordance with AFS’s existing supplier management procedures that are generally applicable to AFS’s supplier base and as revised by AFS from time to time, which will be shared with VG per Exhibit C (Governance).

2.AFS will manage Subcontractors in accordance with Exhibit H (Subcontract Management Plan). AFS will ensure that its subcontracts incorporate VG’s requirements set forth in or incorporated by this Agreement and any Task Order. AFS is responsible for any failure of performance by its Subcontractors.

3.AFS will provide written notification in advance of engaging any Subcontractor to perform work under this Agreement. AFS must obtain written approval to enter into any Subcontract with an aggregate value, inclusive of work under all Task Orders, exceeding [***]. Separate advance notification and approval is not required for each Task Order. That is, once VG has been notified and, if required, approved, a Subcontractor may be used on any Task Order.

4.A list of Subcontractors for which AFS has provided notification and to which VG has approved is provided in Exhibit I (List of Subcontractors). AFS will maintain an updated list throughout the Term of this Agreement and provide a copy upon request by the VG Authorized Representative.

13.EXCLUSION OF LIABILITY; INDEMNIFICATION; LIMITATION OF LIABILITY

[***]

14.INSURANCE
1.Hull Insurance. To the extent VG maintains aircraft hull and hull war insurance covering any Mothership aircraft, VG shall cause its aircraft hull and hull war insurers to waive all rights of subrogation against AFS, and its divisions, subsidiaries, Affiliates, the assignees of each, suppliers, subcontractors, and their respective officers, employees and agents excluding in cases of reckless disregard or willful misconduct.

2.Liability Insurance. VG will, at its sole expense, maintain with a reputable insurer in a leading U.S. or European insurance market, or otherwise re-insured in a leading U.S. or European market, aircraft liability insurance in available limits of not less than [***], which must be in effect no later than the commencement of any flight operations (including but not limited to flight testing) for all aircraft incorporating Intellectual Property provided by AFS under this Agreement (whether or not such aircraft is manufactured by AFS, VG, or a third party). Such insurance shall include third party legal liability. VG covenants that any insurance policies carried in accordance with this Article 14 (Insurance) shall: (i) be endorsed to name AFS and its Affiliates, subsidiaries, successors, assigns of each,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
suppliers, subcontractors, and their respective directors, officers, agents, and employees as additional insured (hereinafter each an “Additional Insured” and collectively the “Additional Insureds”); (ii) provide that in respect of the interests of any Additional Insured in such policies, the insurance shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of VG or any other person (other than, as to any Additional Insured, any misrepresentation or non-disclosure of such Additional Insured) which results in a breach of any term, condition or warranty of such policies; (iii) provide that none of the Additional Insureds shall have responsibility for the payment of premiums or any other amounts payable under such policies; (iv) provide that insurers waive all rights of subrogation against the Additional Insureds; (v) provide that, if such insurance is canceled or allowed to lapse for any reason whatsoever, or if any material change is made in such insurance that adversely affects the interest of any Additional Insured, such cancellation, lapse or change shall not be effective as to any Additional Insured for thirty (30) days (seven (7) days, or such other period as is then customarily obtainable in the industry, in the case of any war and allied perils liability coverage) after the giving of written notice from such insurers or VG’s appointed insurance broker to AFS; (vi) be primary without right of contribution from any other insurance maintained by any Additional Insured; (vii) provide a severability of interests provision applicable to each insured and Additional Insured under the policy such that all of the provisions of the insurance required hereunder, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and Additional Insured; (viii) waive any right of the insurers to any setoff, counterclaim or other deduction against the Additional Insureds.

3.Insurance Certificates. On or before the commencement of any flight operations for any aircraft incorporating Intellectual Property provided by AFS under this Agreement , and from time to time during the Insurable Period upon AFS’s reasonable request, VG will provide an insurance certificate certifying that all insurance policies as required under this Article 14 (Insurance) are in effect with respect to the Aircraft.

4.Self-retentions, deductibles, and exclusions. Any self-retained layer, deductibles and exclusions in coverage in such policies shall be assumed by, for the account of and at the sole risk of VG. In no event shall the liability of VG be limited to the extent of any insurance available to or provided by VG.

5.CSLA Launch Phase:

c.VG shall or cause its launch provider/licensee to cause its insurer(s) providing aviation third party liability insurance to add AFS, its subsidiaries, Affiliates, subcontractors and assignees and their respective directors, officers, agents, servants, and employees as additional insureds under such insurance and waive all rights of subrogation against the additional insureds, excluding in cases of reckless disregard and willful misconduct.

d.VG and AFS each agree to waive and release claims it may have against the other Party (and cause their respective consultants and subcontractors at any tier that are present at the launch site and involved in the performance of this Agreement to accede to such waiver) for any loss or liability which a Party sustains as a result of injury to, or death of, its own employees and damage to its own property occurring while involved in launch operations at the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
designated launch site, whether or not such damage arises through the negligence of a Party or otherwise. The Parties shall execute and deliver any instrument that may be reasonably required by the launch provider to further evidence their respective agreements to be bound by such waivers.

e.The Parties shall obtain from their respective insurers, and shall require their respective consultants and subcontractors at any tier (including suppliers of any kind) that are present at the launch site and involved in the performance of this Agreement, and the launch provider, to obtain from their respective insurers, an express waiver of such insurer’s rights of subrogation with respect to any and all claims that have been waived pursuant to this Article 14 (Insurance).

6.Informed Consent Waiver: VG shall cause each space flight participant to agree as follows (with capitalized terms used below to reflect the meaning assigned to them in applicable regulations):

a.Waiver and Release of Claims. Space Flight Participant hereby waives and releases claims it may have against the Licensee, each of its respective Contractors and Subcontractors, and other Space Flight Participants, for Bodily Injury, including Death, or Property Damage sustained by Space Flight Participant, resulting from Licensed Activities, regardless of fault.

b.Assumption of Responsibility. Space Flight Participant shall be responsible for Bodily Injury, including Death, or Property Damage sustained by the Space Flight Participant resulting from Licensed Activities, regardless of fault. Space Flight Participant shall hold harmless the Licensee, and each of its respective Contractors and Subcontractors, and each of the directors, officers, servants, agents, employees, insurers and assignees of the Licensee, its Contractors and Subcontractors, for Bodily Injury, including Death, or Property Damage sustained by Space Flight Participant from Licensed Activities, regardless of fault.

c.Indemnification. Space Flight Participant shall hold harmless and indemnify the Licensee, and each of its respective Contractors and Subcontractors, and each of the directors, officers, servants, agents, employees, insurers and assignees of the Licensee, its Contractors and Subcontractors, or any of them, from and against liability, loss or damage arising out of claims brought by anyone for Property Damage or Bodily Injury, including Death, sustained by Space Flight Participant, resulting from Licensed Activities.

15.SAFETY
1.AFS understands and represents that it is responsible for and is and shall remain compliant with any OSHA, federal, state, and/or municipal standards and/or requirements which may apply to the work to be performed under this Agreement.

2.COVID-19 Compliance
1.Prior to assigning personnel to perform services for VG on-site at a VG facility, AFS shall complete the COVID-19 survey to be provided by VG. AFS agrees to update, as necessary, the information provided in the COVID-19 survey each time any new AFS personnel will be working on-site at any of VG facilities.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.While AFS personnel perform work on-site at a VG facility, they will be required to abide by VG’s safety policies and procedures, including those for COVID-19.

16.COMPLIANCE WITH LAWS; EXPORT
1.AFS shall comply with all applicable national, state, provincial, and local laws, ordinances, rules, and regulations applicable to the performance of work under this Agreement, including but not limited to, those pertaining to U.S. export controls.

2.Each Party shall, at the earliest practicable time, notify in writing to the other Party if it is suspended, debarred, or proposed for suspension or debarment from doing business with the U.S. Government. Without limiting the generality of Paragraph A of Article 16 (Compliance with Laws; Export), each Party shall comply with the most current export control and sanctions laws, regulations, and orders applicable at the time of the export, re-export, transfer, disclosure or provision of any goods, software, technology or services relating to the Agreement and any Statement of Work, including without limitation the (i) Export Administration Regulations (“EAR”) administered by the Bureau of Industry and Security, U.S. Department of Commerce, 15 C.F.R. parts 730-774; (ii) International Traffic in Arms Regulations (“ITAR”) administered by the Directorate of Defense Trade Controls, U.S. Department of State, 22 C.F.R. parts 120-130; (iii) Foreign Assets Control Regulations and associated Executive Orders administered by the Office of Foreign Assets Control, U.S. Department of the Treasury, 31 C.F.R. parts 500-598; and laws and regulations of other countries.

3.The Parties expressly acknowledge that information and/or documents disclosed hereunder, including but not limited to Deliverables or Proprietary Information, may be technical data subject to export control laws and regulations, and that compliance with the appropriate government regulations may be necessary to obtain required approvals before disclosing such information and/or documents to foreign persons, businesses, or governments.

4.UNLESS OTHERWISE PERMITTED UNDER U.S. EXPORT REGULATIONS, ONLY U.S. PERSONS AS DEFINED HEREIN SHALL BE PERMITTED TO RECEIVE CONFIDENTIAL OR EXPORT CONTROLLED INFORMATION. The term “U.S. Person” means any natural person who is a lawful permanent resident as defined by 8 U.S.C. § 1101(a)(20) or who is a protected individual (i.e., lawful permanent resident, refugee, or asylee) as defined by 8 U.S.C. § 1324b(a)(3). “U.S. Person” also means any corporation, business association, partnership, society, trust, or other entity or group that is incorporated to do business in the United States. “U.S. Person” also includes any United States governmental (federal, state, or local) entity.

5.NO PROPRIETARY INFORMATION OR EXPORT CONTROLLED INFORMATION SHALL BE TRANSFERRED OR RE-TRANSFERRED BY EITHER PARTY TO THE OTHER UNLESS IN FULL COMPLIANCE WITH THE EXPORT CONTROL LAWS AND REGULATIONS OF THE TRANSFERRING PARTY’S GOVERNMENT AND COUNTRY.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
6.In the event AFS employs foreign persons and/or dual or third country nationals, AFS shall ensure all disclosures to such employees are in compliance with U.S. export laws and regulations, including but not limited to ITAR (22 C.F.R. § 120 et seq.) and EAR (15 C.F.R. §§ 730-774), including the requirement for obtaining any export license, if applicable. Without limiting the foregoing, AFS agrees that it will not transfer any export-controlled item, data, information, or services to foreign persons (including foreign persons employed by, associated with, or under contract to AFS) without the authority of an applicable export license or license exemption. AFS shall obtain the written consent of VG prior to submitting any request for authority to export such information.

7.In the event AFS is granted permission in writing to disclose VG’s Proprietary Information or Export Controlled Information to a third party in accordance with this Agreement, AFS shall ensure compliance with U.S. export control laws and regulations prior to said disclosure.

17.EXCUSEABLE DELAY
1.AFS will not be liable for any delays in providing Deliverables when that delay is not reasonably foreseeable and is caused by: (i) acts of God; (ii) war, armed hostilities, or civil unrest; (iii) government acts or priorities; (iv) fires, floods, or earthquakes; (v) strikes or labor troubles causing cessation, slowdown, or interruption of work; (vi) epidemics or pandemics; and (vii) any other cause to the extent such cause is beyond AFS’s or its first-tier suppliers’ control and not occasioned by AFS’s or its first-tier suppliers’ fault or negligence or failure to reasonably exercise prudent supply-chain management practices. A delay resulting from any such cause is defined as an Excusable Delay and the date for completion of AFS’s performance will be equitably extended, reduced, or terminated.

18.TERMINATION
1.Termination for Default
1.VG may invoke termination for default only for Fixed Price Task Orders. VG may only terminate Time and Material Task Orders in accordance with Paragraph B, Section 1 of this Article 18 (Termination).
2.VG may terminate any Fixed Price Task Order if:
a.AFS fails to make delivery, or fails to make progress such that delivery will not occur, of any specific Deliverables identified in Task Orders to which this paragraph applies as agreed upon in the Task Order; and
b.within sixty (60) calendar days (or such longer period as the Parties may mutually agree is reasonable under the circumstances) after receiving a written cure notice from VG, AFS has been unable to establish a remediation plan to remedy the failure that is acceptable to VG in its sole discretion; and
c.on or after the expiration of the cure period specified in Paragraph A, Section 2, Subsection b of this Article 18 (Termination), VG provides

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
to AFS written notice of termination, which will be effective as of the date such notice is sent to AFS.
3.VG’s right to terminate for default in accordance with Paragraph A, Section 2, Subsections a and b of this Article 18 (Termination) may be exercised during a period beginning immediately after fulfillment of the conditions cited therein and ending after Acceptance of the late Deliverable. For the sake of clarity, VG may extend the cure period before providing AFS written notice of termination in accordance with Paragraph A, Section 2, Subsection c of this Article 18 (Termination).
2.Termination for Convenience
1.VG may terminate any Time and Material Task Order by providing AFS with written notice at least ninety (90) days in advance of the effective date of termination specified in such notice.
2.AFS may agree to include a right for VG to terminate for convenience in any Fixed Price Task Orders. If agreed to by the Parties, such Task Orders will specify the timing and circumstances under which VG may exercise this right and the financial consideration VG will pay AFS for exercising it.
3.Other Termination Terms: Either Party may terminate this Master Agreement and any outstanding Task Orders (in whole and collectively only), effective upon written notice to the other Party, if the other Party:
a.becomes insolvent or admits its inability to pay its debts generally as they become due;
b.becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) calendar days after filing;
c.is dissolved or liquidated or takes any corporate action for such purpose (other than a corporate reorganization in which the Party’s successor-in-interest remains under common control with the Party);
d.makes a general assignment for the benefit of creditors;
e.has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or
f.becomes subject to a change of control and the new owner of the subject Party either (i) is a direct competitor to the primary business of other Party, or (ii) fails, within sixty (60) days after the consummation of the transaction that results in the change of control, to provide reasonable assurances to the other Party that the new owner has the financial and technical capabilities to perform the subject Party’s obligations under the Agreement. For purposes of this Paragraph C, Section 6 of this Article 18 (Termination), a change in control is deemed to have occurred if there is a change in the beneficial

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
ownership, directly or indirectly, of fifty (50%) or more of the ownership interests in the subject Party.

4.Effects of Termination
1.Unless with respect to Paragraph C of this Article 18 (Termination), AFS shall continue work under Task Orders not terminated, if any. If the only Task Order then in effect is terminated, then the Master Agreement will be deemed terminated as of the effective date of termination of such Task Order.
2.Upon termination of a Task Order pursuant to Paragraphs A and B of this Article 18 (Termination) in accordance with VG’s written direction, AFS will immediately:
d.cease the terminated work and place no further subcontracts or orders for services, except as necessary to complete the continued portion of any unterminated Task Orders;
e.prepare and submit to VG an itemization of all completed and partially completed Deliverables;
f.transfer title and deliver to VG any and all Deliverables completed up to the date of termination;
g.if requested by VG, transfer title and deliver any work-in-process and any partially-completed Deliverables; and
h.provide VG with an invoice for work performed through the effective date of termination, which VG will pay in accordance with Article 4 (Payment).
3.If VG terminates a Task Order for AFS’s default in accordance with Paragraph A of this Article 18 (Termination) above:
a.the activities required in Paragraph D, Section 2, Subsections b through e will be at AFS’s expense. For the avoidance of doubt, these activities will be at VG’s expense for any other termination; and
b.AFS shall provide transition services to VG as requested to support the transfer of work on the Program from AFS to either VG or a third party. AFS shall provide these transition services at no charge to VG up to [***] total labor hours. For transition services requested by VG above the limit in the previous sentence, AFS may charge for these services at the time and materials rates most recently agreed to by the Parties in a Time and Material Task Order.
4.If VG terminates a Task Order for its convenience:
i.AFS shall promptly prepare a termination plan for the winding down of work on the terminated Task Order, including without limitation by rapidly reducing workers assigned to the Task Order and reducing labor costs and listing any costs (plus applicable mark-up) for non-

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
labor items, including without limitation any materials, purchased services, or Subcontracts, that AFS is unable to cancel.
j.The Parties shall negotiate in good faith to agree on the termination plan, and any disagreement shall constitute a dispute under Article 26 (Governing Law and Disputes).
k.VG shall compensate AFS for the actual, allowable, and reasonable charges, including direct and allocable indirect cost and profit, described in the mutually agreed termination plan.
5.VG shall not be liable to AFS for costs or damages other than as described above, and in no event for lost or anticipated profits, or unabsorbed indirect costs or overhead, or for any sum in excess of the price allocated to the portion of the work terminated.
19.PUBLICITY
1.Neither Party shall make or authorize any press release, advertisement, or other disclosure that relates to this Agreement or the relationship between the Parties or makes use of the other Party’s name or logo, without the prior written consent of the other Party.

20.NON-SOLICITATION
1.The Parties agree that during the term of this Agreement, neither a Party nor any of its Affiliates or representatives shall directly or indirectly, for itself or on behalf of another person or entity solicit for employment or otherwise induce, influence, or encourage to terminate employment with the other Party or any of its Affiliates or employ or engage as an independent contractor any of the other Party’s current employees who are performing on under this Agreement, or any of its Affiliates or subsidiaries (each, a "Covered Employee"), except pursuant to a general solicitation through the media that is not directed specifically to any Covered Employee, unless such general solicitation is undertaken as a means to circumvent the restrictions contained in, or conceal a violation of, this provision.

21.NOTICES
i.All notices, requests, demands and other communications shall be given in writing and shall be: (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (iii) sent to the Parties at their respective addresses indicated in the introductory paragraph of this Agreement by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective electronic mail addresses to be used for all notices, demands or requests are as follows:

If to VG, to:

Attention:    Legal Department
Email:    [***]
or to any other person or address as VG shall furnish to AFS in writing; and

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
If to AFS, to:

Attention:    [***]
Email:    [***]

with a copy to:

Attention:    [***]
Email:    [***]

or to any other person or address as AFS shall designate.

ii.If personally delivered, the communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Paragraph B of this Article 21 (Notices), the communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden to prove delivery); if sent by overnight courier pursuant to this Paragraph B of this Article 21 (Notices), the communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Paragraph B of this Article 21 (Notices), the communication shall be deemed delivered as of the delivery date indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of the failure or refusal. Any Party to this Agreement may change its address for Agreement purposes by giving notice in accordance with this Paragraph B to this Article 21 (Notices).

22.AUTHORIZED REPRESENTATIVES

1.Authorized Contractual Representatives (authorized to commit their respective companies contractually):

Virgin Galactic, LLC	Aurora Flight Sciences Corporation
[***]	[***]

Virgin Galactic, LLC	Aurora Flight Sciences Corporation
[***]	[***]

2.Authorized Technical Representatives (not authorized to commit their companies contractually):

Virgin Galactic, LLC	Aurora Flight Sciences Corporation
[***]	[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Virgin Galactic, LLC	Aurora Flight Sciences Corporation
[***]	[***]

3.Either Party may add or replace Authorized Representatives by providing written notification from one of its designated Authorized Contractual Representatives to a designated Authorized Contractual Representative of the other Party.

23.CHANGES
1.Changes to the terms and conditions of this Master Agreement, including any Attachment, may only be made by mutual agreement of Authorized Contractual Representatives of VG and AFS designated in Paragraph A of Article 22 (Authorized Representatives). Such Changes shall be reduced to writing in the form of and be referred to as an “Amendment” to this Agreement. Exceptions to this requirement are updates to the following Exhibits in accordance with other provisions of this Master Agreement:

1.Exhibit C-1 (Governing Documents)

2.Exhibit E (Background IP Schedule)

3.Exhibit G (Inventory of Buyer-Furnished Equipment, Non-Consumable Material and Tooling)

4.Exhibit I (List of Subcontractors)

2.Changes to the terms and conditions of any Task Order, including any change to the Statement of Work, may only be made by mutual agreement of Authorized Contractual Representatives of VG and AFS designated in Paragraph A of Article 22 (Authorized Representative). Such Changes shall be reduced to writing in the form of and be referred to as a “Modification” to that Task Order.

3.If any Change causes an increase or decrease in the cost of, or the time required for, performing a Task Order, an equitable adjustment to be mutually agreed between the Parties shall be made to the Task Order Attachment 1 (Statement of Work), Target Price (if T&M Task Order) or Fixed Price (if FP Task Order), schedule, and other terms. If the cost of property made obsolete or excess as a result of a Change is paid by VG, VG may prescribe the manner of disposition of the property. Notwithstanding any disagreement between the Parties regarding the impact of a Change, AFS will proceed diligently with its performance of the unchanged work pursuant to the pending resolution of the disagreement.

24.ASSIGNMENT
1.Either Party may assign this Agreement only with the prior written consent of the other Party, and any assignment of the Agreement, in whole or in part, without the other Party’s prior written consent shall be null and void and shall constitute a material breach of the Agreement. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate without the other Party’s consent.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
25.RELATIONSHIP OF THE PARTIES
iii.The relationship between AFS and VG will be that of independent contractors and not that of principal and agent, nor that of legal partners. Neither Party will represent itself as the agent or legal partner of the other Party nor perform any action that might result in other persons believing that it has authority to contract in any way to enter into commitments on behalf of the other.

26.GOVERNING LAW AND DISPUTES
1.This Agreement shall be interpreted in accordance with the plain English meaning of its terms and the construction thereof shall be governed by the laws in force in the State of Delaware, U.S., without regard to any conflicts of law or choice of law principles of any jurisdiction.
2.The provisions of the United Nations Convention on Contracts for the International Sale of Goods, Vienna, 11 April 1980, S.Treaty Document Number 98-9 (1984), UN Document Number A/CONF 97/19, 1489 UNTS 3, shall not apply.
3.The Parties shall attempt to settle any dispute arising out of this Agreement amicably through conciliation. If unsuccessful after good faith attempts, either Party may seek remedy or relief in a court of competent jurisdiction subject to governing law provision of Paragraph A of this Article 26 (Governing Law and Disputes).
4.Pending final resolution of any dispute, AFS shall proceed with performance of the Agreement according to VG's instructions so long as VG continues to pay amounts not in dispute.
27.INTERPRETATION AND CONSTRUCTION
1.This Agreement shall be interpreted as a unified contractual document with all provisions having equal effect.
2.If any provision of this Agreement shall be determined to be invalid or unenforceable under any applicable law, such provision shall be ineffective only to the extent of such prohibition or unenforceability. The remaining provisions shall be given effect in accordance with their terms.
28.SURVIVAL
1.All obligations, and duties hereunder, which by their nature or by their express terms extend beyond the expiration or termination of this Agreement, including but not limited to warranties, indemnifications, insurance, non-solicitation, publicity, and intellectual property (including rights to and protection of intellectual property and proprietary information) shall survive the expiration or termination of this Agreement.

29.REMEDIES; NO WAIVER
1.The rights and remedies set forth herein are cumulative and in addition to any other rights or remedies that the Parties may have at law or in equity. Neither VG’s or AFS’s failure to insist on performance of any of the terms or conditions herein, or to exercise any rights of privileges, or either VG’s or AFS’s waiver of any breach hereunder, shall not thereafter waive any such terms, conditions or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
privileges or any other terms, conditions, or privileges whether of the same of similar type.

30.ORDER OF PRECEDENCE
1.All documents and provisions in this Agreement shall be read so as to be consistent to the fullest extent possible.  In the event of a conflict or inconsistency between the documents or provisions as incorporated into or attached to the Agreement, the documents or provisions shall prevail in the order listed below, with the first document or provision listed having the highest precedence:
a.Task Orders, in reverse chronological order, including Attachments other than the SOWs
b.Master Agreement
c.Master Agreement Exhibits in the following order:
i.Exhibit A (Definitions)
ii.Exhibit C (Governance)
iii.Exhibit D (Responsibility Matrix)
iv.Exhibit E (Background IP Schedule)
v.Exhibit F (Property Management System Plan)
vi.Exhibit H (Subcontract Management Plan)
vii.Exhibit C-1 (Governing Documents)
viii.Exhibit G (Inventory of Buyer-Furnished Equipment, Non-Consumable Material and Tooling)
ix.Exhibit I (List of Subcontractors)
x.Exhibit J (Task Order Form)
d.Task Order SOWs
e.Master Agreement Exhibit B (Program Overview)
f.Purchase order

31.ENTIRE AGREEMENT
1.The terms and conditions of this Agreement constitute the entire agreement between the Parties hereto and shall supersede all previous communications, representations, or agreements, either oral or written between the Parties hereto with respect to the subject matter hereof. Any terms and conditions proposed in VG’s Purchase Orders or AFS’s acceptance or acknowledgment of such, invoice, or other form in which VG or AFS adds to, varies from, or conflicts with the terms herein are hereby rejected.
[SIGNATURE PAGE TO FOLLOW]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AURORA FLIGHT SCIENCES CORPORATION

By:	/s/ Stephen G. Clark

Typed Name:	Stephen G. Clark

Title:	Contracts Manager

VIRGIN GALACTIC, LLC

By:	/s/ Michael Colglazier

Typed Name:	Michael Colglazier

Title:	Chief Executive Officer

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
EXHIBIT A
DEFINITIONS

The following terms will have the meanings described below.

1.“Acceptance” has the meaning set forth in Article 2 (Structure of Agreement) of the Master Agreement.
2.“Accepted Aircraft” means a Delivered Aircraft that has completed flight tests to AFS test procedures and test results as specified in the Test and Evaluation Master Plan.  Prior to Aircraft Acceptance VG and AFS may mutually agree to additional Deliverables in the Task Order under which Aircraft Acceptance will occur.
3.“Affiliate” means any entity other than the Parties that directly or indirectly controls, is controlled by, or under common control with such entity.
4.“AFS Background IP” means any Background Intellectual Property owned by either AFS or one of its Affiliates that is either incorporated into a Deliverable or that is necessary for VG to exploit its rights in the Foreground Intellectual Property.
5.“AFS” means Aurora Flight Sciences Corporation.
6.“Agreement” means this Master Agreement, including exhibits, attachments, change notices, supplements, amendments, or modifications thereto, except where the context indicates that a particular document is being referred. The definition of Agreement also includes all Task Orders, including exhibits, attachments, change notices, supplements, amendments, or modifications thereto.
7.“Aircraft” means a specific device that will be used or intended to be used by VG for flight in the air. An Aircraft is a unique, physical object. An Aircraft is based upon a design initially developed by VG, modified by AFS, and approved by VG. An Aircraft is assembled, integrated, and ground tested by AFS incorporating Hardware Items, tangible items acquired by AFS from Suppliers, and Buyer-Furnished Property.
8.“Approval” has the meaning set forth in Article 2 (Structure of Agreement) of the Master Agreement.
9.“Background Intellectual Property” means Intellectual Property, and any derivative works thereof, other than Foreground Intellectual Property.
10.“Buyer-Furnished Property” has the meaning set forth in Article 11 (Buyer-Furnished Property) of the Master Agreement.
11.“Change” has the meaning set forth in Article 23 (Changes) based upon the usage. A Change or Changes may be made to the Master Agreement and documented in the form of an Amendment. A Change or Changes may be made to a Task Order and documented in the form of a Modification.
12.“Charges” means any amount invoiceable by AFS to VG under a Task Order.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
13.“Claims” and “Claim” has the meaning set forth in Article 13 (Exclusion of Liability; Indemnification; Limitation of Liability) of the Master Agreement.
14.“Covered Employee” has the meaning set forth in Article 20 (Non-Solicitation) of the Master Agreement.
15.“Customer” means Virgin Galactic, LLC or any Affiliate of Virgin Galactic and any successor or assignee of VG.
16.“Deliverable” means a tangible work product, including in electronic form, provided by AFS to VG specified in a Task Order. All Deliverables are explicitly identified in the applicable Task Order.
17.“Delivered Aircraft” means an Aircraft that has substantially completed specific ground test activities of a mutually agreed upon Test and Evaluation Master Plan and to which title has been transferred from AFS to VG.
18.“Design Authority” has the meaning set forth in Exhibit C (Governance) of the Master Agreement.
19.“Design Data” as used in Article 6 (Warranties) of the Master Agreement, means specifications, plans, drawings, details, graphs, sketches, models, calculations, and other specific documents relating to the design of an Aircraft prepared by AFS and AFS’s Subcontractors and submitted by AFS to VG as a Deliverable. Design Data excludes information provided by VG for AFS’s use and included in Deliverables, and Supplier specifications, plans, drawings, details, graphs, sketches, models, calculations, and other specific documents relating to the design of an Aircraft, except to the extent that such materials are incorporated into a Deliverable.
20.“Disclosing Party” means the Party that discloses Proprietary Information to the Receiving Party.
21.“Effective Date” has the meaning set forth in the first paragraph of the Master Agreement.
22.“Enters Commercial Revenue Service” means substantially completing the space flight system (SFS) flight test program to be conducted by VG as defined within the Test and Evaluation Master Plan.
23.“Fixed Price Task Order” or “FP Task Order” means any Task Order in which the Charges are based on a fixed price agreed to by the Parties.
24.“Foreground Intellectual Property” means Intellectual Property first developed, conceived, or generated by a Party or by a third party for the benefit of a Party under this Agreement, resulting from AFS’s performance and funded by VG under this Agreement, and any derivative works thereof. Foreground Intellectual Property shall include works of authorship created by AFS, Affiliates of AFS, Subcontractors of AFS, or any employees of any of them in the course of performing under this Agreement.
25.“Hardware Items” means a physical component, part, subassembly, or assembly made by AFS or AFS’s Subcontractors and incorporated into an Aircraft.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
26.“Intellectual Property" means all patents, copyrights, trade secrets, and other rights and information of a similar nature worldwide. Such information includes tangible designs, processes, drawings, prints, specifications, reports, and data.
27.“Key Personnel” means the personnel designated as such in each Task Order.
28.“Master Agreement” means this agreement, including exhibits, attachments, change notices, supplements, amendments, or modifications thereto, except where the context indicates that a particular document is being referred, but not including any Task Orders.
29.“NTE” or “Not To Exceed” is the dollar amount established in each Task Order above which AFS is not permitted to invoice VG for Charges. The NTE amount may be adjusted by mutual agreement of the Parties.
30.“Parties” or “Party” has the meaning set forth in the first paragraph of the Master Agreement.
31.“Payment Milestone Schedules” has the meaning set forth in Article 4 (Payments) of the Master Agreement.
32.“Proprietary Information” means all information, knowledge or data (including without limitation financial, business, and product strategy information; product specifications; product designs; procedures; studies; tests; and reports) in written, electronic, tangible, oral, visual or other form, disclosed by, related to, or obtained from, VG or AFS or either of their Affiliates. For the avoidance of doubt, Foreground Intellectual Property and Background Intellectual Property shall be deemed Proprietary Information of the respective parties
33.“Receiving Party” means that Party that receives Proprietary Information from the Disclosing Party.
34.“Services” means the effort to be performed by AFS hereunder, as specifically described in a Task Order.
35.“Statement of Work” or “SOW” shall mean the requirements set forth in Attachment 1 of each Task Order.
36.“Subcontractor” means an entity, other than an Affiliate of AFS, with which AFS enters into an agreement to perform a portion of AFS’s obligations under this Agreement. Subcontractors typically accomplish a defined statement of work requiring the application of engineering capabilities to generate deliverables to AFS which AFS will use in preparing AFS’s Deliverables to VG. Subcontractors may also be engaged to design, manufacture, integrate, and/or test highly customized parts, subassemblies, or assemblies AFS will incorporate into the end item Aircraft.
37.“Supplier” means an entity, other than an Affiliate of AFS or Subcontractor, to which AFS issues a Purchase Order for the provision of defined products or services typically made available to other customers under commercial terms. Although some customization may be required, Suppliers are generally not required to extensively modify the material, purchased parts, purchased services,

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
equipment rentals, and other items they make commercially available to AFS and other customers.
38.“Task Order” has the meaning set forth in Article 2 (Structure of Agreement) of the Master Agreement
39.“Term” means the period of time the Agreement is in effect as defined by Article 3 (Term).
40.“Test and Evaluation Master Plan” or “TEMP” means the document prepared by AFS and approved by VG that identifies ground and flight test activities to be performed to verify that the Aircraft meets the specific technical requirements mutually agreed by the Parties. The TEMP does not include detailed test procedures or test cards. Rather the TEMP is a summary list of planned tests, the requirements these tests are associated with, and an approximate schedule. Detailed plans and / or procedures, including pass / fail criteria, for each test are not included in the TEMP. Once written by AFS and approved by VG, the TEMP becomes a Governing Document and may only be revised by mutual agreement of the Parties with the understanding the detailed procedures or test cards for each planned test is considered a revision (i.e., the detailed procedures and test cards for each test in the TEMP are subject to the mutual agreement of both Parties).
41.“Time and Material Task Order” or “T&M Task Order” means any Task Order in which the Charges are based on hourly-rate labor and non-labor, including but not limited to, materials (with an agreed mark-up) costs incurred by AFS. AFS is not obliged to perform work under any T&M Task Order beyond the point at which Charges (after the application of any properly computed Initial Discount or Additional Discount in accordance with Article 5 (Incentives) would exceed the NTE value of the Task Order unless VG has increased the NTE value of such Task Order. AFS is not obliged to perform work under any T&M Task Order after the Task Order Completion Date unless VG has extended the period of performance of such Task Order.
42.“VG” means Virgin Galactic, LLC or any Affiliate of Virgin Galactic and any successor or assignee of VG.